Exhibit 10.2

SECOND AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This Second Amendment (“Second Amendment”) is effective as of the first (1st) day of January, 2006 (“Effective Date”), by and between Astellas US LLC, successor-in-interest to Fujisawa Healthcare, Inc., the original signatory to the Agreement referenced below (“Astellas”), and CV Therapeutics, Inc. (“CVT”), with Astellas and CVT being individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, CVT and Fujisawa Healthcare, Inc. (“FHI”, predecessor-in-interest to Astellas) entered into that certain Collaboration and License Agreement dated July 10, 2000, as amended by the parties effective as of August 30, 2005 (as amended, the “Agreement”); and

WHEREAS, Astellas desires to have CVT conduct additional clinical trials as agreed upon by the parties on different terms and conditions than those that have applied with respect to the Development Program to date (as set forth in this Second Amendment, the “Modified Terms”), and CVT is willing to conduct such studies on such Modified Terms; and

WHEREAS, the Parties wish to document the Modified Terms and clarify certain understandings with respect to additional clinical trials to be conducted by CVT, all as expressly set forth in this Second Amendment;

NOW THEREFORE, in consideration of the mutual covenants contained in this Second Amendment, the Parties agree as follows:

I. Amendment.

A. Except as expressly set forth herein, all capitalized terms used herein and not otherwise defined shall be as defined in the Agreement.

B. A new Section 7.1 (e) of the Agreement is added, which reads as follows in its entirety:

“In addition to the clinical trials conducted by CVT as part of the Development Program under Article 3, the Parties agree that CVT will conduct the clinical trials referenced on Attachment 1 hereto, as may be modified by written agreement of the Parties from time to time (the “Additional Trials”). The Additional Trials shall be considered as Phase IV Trials and shall be subject to all terms and conditions of the Agreement which govern Phase IV Trials and Post Approval Regulatory Issues, including Sections 3.5(b) and 7.1, except as follows: (i) the Additional Trials shall be conducted by CVT; (ii) CVT shall have the regulatory responsibilities set forth in Section 7.1(b) (i) through (vi) with respect to the Additional Trials and the responsibility for the management of the Additional Trials shall reside with CVT, subject to Astellas’ review and approval rights set forth below; (iii) CVT shall provide to Astellas for prior review and approval the protocol (and any amendments thereto) and the option to review the final study report , and shall provide Astellas with all data pertaining to the Additional Trials; and (iv) Astellas shall reimburse CVT for one hundred percent (100%) of CVT’s Development Costs incurred by CVT with respect to the Additional Trials. Other than the different percentage of reimbursement set forth in clause (iv) of this Section 7.1 (e) all other terms and conditions set forth in Section 3.4 (b) and otherwise under the Agreement shall apply to payment of such reimbursement.”

II. Ratification; Conflict.

Except as otherwise expressly set forth in this Second Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of this Second Amendment and the terms of the Agreement, as of the Effective Date set forth above the terms of this Second Amendment shall control.

IN WITNESS THEREOF, the Parties have executed this Amendment by their duly authorized officers as of the date set forth above.

ASTELLAS US LLC		CV THERAPEUTICS, INC.

By:	/s/ Yoshihiko Hatanaka	By:	/s/ Louis G. Lange, M.D., Ph.D.
Its:	President & CEO	Its:	Chairman & CEO
Date:	June 2, 2006	Date:	June 9, 2006

Attachment 1

CVT 5125

CVT 5126